UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Proxy Statement Pursuant to Section 14(a)

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SomaLogic, Inc.

(Name of Registrant as Specified in its Charter)

Madryn Asset Management, LP

Madryn Health Partners, LP

Madryn Health Partners (Cayman Master), LP

Madryn Health Advisors, LP

Madryn Health Advisors GP, LLC

Madryn Select Opportunities, LP

Madryn Select Advisors, LP

Madryn Select Advisors GP, LLC

Avinash Amin

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 22, 2023, Madryn Asset Management, LP (collectively with its affiliates, “Madryn”) issued the following press release, a copy of which is below. Also on December 22, 2023, Madryn made an update to its website, www.NoSomaLogicMerger.com, a screenshot of which is attached hereto as Exhibit 1 and incorporated herein by reference.

Madryn Asset Management Reiterates Alternative Path to SomaLogic’s

Value-Destructive Proposed Merger with Standard BioTools

Preliminary Review of ISS Report, Which Recommends “Cautionary Support” for the Proposed Merger, Indicates It Contains Factually Inaccurate Information and Does Not Align with Prior Contested Transaction Recommendations

Urges Shareholders to Vote “AGAINST” the Proposed Merger with Standard BioTools

NEW YORK—December 22, 2023—Madryn Asset Management, LP (“Madryn Asset Management” and, collectively with its affiliates, “Madryn” or “we”), a holder of approximately 4.2% of the outstanding common stock of SomaLogic, Inc. (“SomaLogic” or the “Company”) (Nasdaq: SLGC), today reiterated its view that there is a viable alternative to the proposed merger (the “Proposed Merger”) with Standard BioTools Inc. (Nasdaq: LAB). Madryn issued the following statement:

It is our view that SomaLogic’s considerable cash position and near-term commercial opportunities mitigate the need for the Company to enter into a value-destructive combination that we believe is the result of a flawed and highly conflicted process. Now that SomaLogic’s Board of Directors (the “Board”) has learned of the growing shareholder opposition to the Proposed Merger, it should consider the future if the deal is terminated. Madryn believes the following steps can be the foundation for a much brighter future for SomaLogic and its shareholders:

1.

Resolve Litigation and Shareholder Disputes – Terminating the Proposed Merger will pave the way to resolving costly, distracting and time-consuming conflicts, including litigation brought by the Company’s founder and Chief Technology Officer. We suspect that a termination of the Proposed Merger will facilitate a global resolution to these ongoing issues.

2.

Refresh the Board in a Methodical Way – We remain open to working collaboratively with the Board to initiate a timely refresh to replace three legacy directors with three highly qualified individuals designated and endorsed by shareholders. Through their recent actions, several members of the incumbent Board have lost our trust and should recognize the need to engage amicably and directly on necessary changes.

3.

Install a Commercially Focused Management Team – Along with a refreshed Board, the Company needs to install a permanent Chief Executive Officer and permanent Chief Financial Officer, each with experience leading successful life sciences companies. Long-term investors, such as Madryn, can leverage their own industry networks to suggest candidates that can be included in the Board’s search process (which we expect would involve retaining a leading independent search firm as well as considering Interim CEO Adam Taich).

4.

Implement Operational Enhancements – Based on the Company’s updates, SomaLogic continues to make commercial progress ahead of its distributed kit pilot with Illumina, Inc.[1] (Nasdaq: ILMN). Additionally, the Company has implemented several cost savings initiatives.[2] New management must continue to focus on these two fronts to drive long-term shareholder value.

5.

Consider Strategic Alternatives on an Appropriate Timeline – Once the steps detailed above are underway, we believe that the Company will be in a stronger position to obtain full and fair value via a future transformative transaction. A refreshed Board and a Transaction Committee composed of truly independent, non-conflicted directors – including individuals who bring shareholder perspectives – will be properly equipped to evaluate any and all potential alternatives for the Company to maximize value.

Additionally, we note that Institutional Shareholder Services, Inc. (“ISS”) has issued a seemingly flawed report that recommended “cautionary support” for the Proposed Merger. Based upon a preliminary review, we believe that the ISS report contains inaccurate information and omissions, and that it is inconsistent with past recommendations. We intend to issue a communication in the near-term that lays these issues out.

We remain committed to helping SomaLogic pursue a better path forward and stand willing to engage with the Board to reach a superior outcome that is in the best interests of all shareholders.

[1]	Company filings and transcripts.
[2]	Company filings and transcripts.

Voting “AGAINST” the Proposed Merger Will Protect the Value of Shareholders’ Investment and Allow

SomaLogic to Pursue Vastly Superior Alternatives

Visit www.NoSomaLogicMerger.com for Additional Information

About Madryn Asset Management

Madryn Asset Management is a leading alternative asset management firm that invests in innovative healthcare companies specializing in unique and transformative products, technologies and services. The firm draws on its extensive and diverse experience spanning the investment management and healthcare industries and employs an independent research process based on original insights to target attractive economic opportunities that deliver strong risk-adjusted and absolute returns for its limited partners while creating long-term value in support of its portfolio companies.

IMPORTANT ADDITIONAL INFORMATION

Madryn Asset Management, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of SomaLogic in connection with the special meeting of stockholders (the “Special Meeting”). On December 18, 2023, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the stockholders of SomaLogic for the Special Meeting. MADRYN STRONGLY ADVISES ALL STOCKHOLDERS OF SOMALOGIC TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN SOMALOGIC, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all SomaLogic stockholders and is, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge upon request. Requests for copies should be directed to Madryn Asset Management.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Madryn disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting, 212-257-1311

info@saratogaproxy.com

Joe Germani / Ashley Areopagita

Longacre Square Partners, 646-386-0091

Madryn@LongacreSquare.com

Exhibit 1

Important Materials Madryn Asset Management Highlights Newly- Disclosed Conflicts of Interest Related to Proposed SomaLogic Merger with Standard BioTools Dec 22, 2023 BUSINESSWIRE Madryn Asset Management Reiterates Alternative Path to SomaLogic's Value- Destructive Proposed Merger with Standard BioTools Dec 22, 2023 BUSINESSWIRE NO SOMALOGIC MERGER About Madryn Reasons To Vote AGAINST Important Materials How To Vote Contact Us